Exhibit 10.19

Plan:    IDEX Corporation Incentive Award Plan
As Amended and Restated effective April 6, 2010
IDEX CORPORATION
Restricted Stock Unit Award Agreement - Cash Settled
Effective on the Grant Date, you have been granted Restricted Stock Units (the "Restricted Units") providing you the entitlement to receive a cash payment for the Restricted Units that vest equal to the Fair Market Value of that number of shares of IDEX Corporation (the "Company") Common Stock equal to the number of Restricted Units vesting, in accordance with the provisions of this Agreement and the provisions of the IDEX Corporation Incentive Award Plan , as Amended and Restated effective April 6, 2010 (the "Plan"), which is incorporated herein by this reference and made a part of this Agreement.
In addition to the Restricted Units, you are awarded Dividend Equivalents. Dividend Equivalents provide you with the right to receive a cash payment equal to the amount of dividend which would have been paid on a share of Common Stock for so long as the Restricted Unit remains outstanding. Dividend Equivalents will be paid through the normal payroll cycle in cash shortly after dividends are paid to eligible shareholders of common stock.
The Restricted Units will fully vest and be settled by payment in cash equal to the Fair Market Value of that number of shares of Common Stock subject to the Restricted Units on the third anniversary of the Grant Date (the “Settlement Date”).
In the event of the termination of your service for any reason, whether such termination is occasioned by you, by the Company or any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned by the Company (its "Subsidiary"), with or without cause or by mutual agreement ("Termination of Service"), your right to vest in your Restricted Units and Dividend Equivalents will terminate effective as of the date of Termination of Service. If your employment or service is in a jurisdiction which requires under applicable statute or common law a notice period for termination or a period of pay in lieu of such notice (each, the "Notice Period"), you have no rights to vest in your Restricted Units or to receive Dividend Equivalents during the Notice Period.
Notwithstanding the foregoing, the Restricted Units shall be fully vested upon your Termination of Service by reason of death, Disability, or Retirement and the Restricted Units will be settled by payment in cash equal to the Fair Market Value of that number of shares of Common Stock on the earlier of: (a) 30 days following your death or Termination of Service by reason of Disability or following Retirement, or (b) the Settlement Date. "Disability"

means that you qualify to receive long-term disability payments under the Company's long-term disability insurance program, as it may be amended from time to time.
For the purposes of this Plan, “Retirement” means an employee’s Termination of Service on or after accruing at least five Years of Service with the Company or a Subsidiary after being acquired by the Company, and attaining an age of at least 50, if the sum of the employee’s age and Years of Service is at least 70. “Years of Service” means the number of continuous full years of employment with the Company or any of its Subsidiaries.
Further, if a Change in Control of the Company occurs, the Restricted Units shall continue in effect, or be assumed or an equivalent Award substituted by the publicly-traded successor or a parent or subsidiary of a successor (with appropriate adjustments in the Award as provided in Section 11.1 of the Plan); provided however, that if you incur a Termination of Service, by the Company without Cause or by reason of your termination for Good Reason, and the date of Termination of Service occurs (or in the case of your termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date of the Change in Control and ending on the date that is twenty-four (24) months following the Change in Control, the Restricted Units shall be fully vested and all forfeiture restrictions shall lapse on your Termination of Service. “Cause” shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) failure to perform your material duties (other than as a result of a disability) if such failure, if curable, is not cured within 30 days after written notice is provided, (ii) your breach of fiduciary duty to the Company, (iii) your indictment under the laws of any jurisdiction in which you reside or are otherwise performing services for the Company or any Subsidiary, for (A) a civil offense which is injurious to the business reputation of the Company or (B) a criminal offense, or (iv) your breach of any material written policy of the Company if such breach, if curable, is not cured within 30 days after written notice is provided by the Company. "Good Reason" shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) there has been a material diminution in your responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority, (ii) a required relocation of more than 50 miles from the location of your principal job location or office immediately prior to the Change In Control, or (iii) a material breach by the Company or Subsidiary of any of the material terms of any agreement covering your terms of employment. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving your written notice.
In the event that the successor in a Change in Control refuses to assume or substitute for the Restricted Units, or following the Change in Control neither the Company, any successor thereto, nor any ultimate parent thereof will have equity securities that are readily tradable on a regulated securities exchange, then upon the Change in Control, the Restricted Units shall automatically be fully vested and the holder thereof shall be entitled to receive in the Change in Control an amount of cash equal to the amount that could have been attained upon the vesting or other payment of such Restricted Units .

If you terminate employment with the Company or any of its Subsidiaries as an employee, but you continue to provide bona fide services under a written agreement with the Company or any of its Subsidiaries as a consultant or contractor you will still be considered to have a Termination of Service upon termination of your employment, unless you enter into a written agreement with the Company explicitly providing that you will not have a Termination of Service, for this plan only, while performing the non-employee services.
In all cases, Termination of Service will be interpreted and determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.
The Restricted Units and Dividend Equivalents are not transferable except by will or the laws of descent and distribution. You will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award.
The Company shall deduct and withhold an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from the vesting and settlement of the Restricted Units and payment of Dividend Equivalents.
You acknowledge that all employees, including corporate officers, of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”) and agree not to engage in any hedging transactions. For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.
Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover from current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

(a)	there is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

(b)	the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

(c)	the cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

(d)	the pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement
The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering your Restricted Units and Dividend Equivalents ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of your Restricted Units and Dividend Equivalents. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your Restricted Units and Dividend Equivalents. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan and receive Dividend Equivalents or vest in the Restricted Units.
Your participation in the Plan is voluntary. The value of the Dividend Equivalents, Restricted Units and payment received upon vesting in the Restricted Units is extraordinary items of compensation outside the scope of your employment contract, if any. As such, the Dividend Equivalents, Restricted Units and payments received upon vesting of the Restricted Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of Dividend Equivalents and Restricted Units represents a mere investment opportunity.
The Restricted Units and Dividend Equivalents are granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. The grant of the Restricted Units and Dividend Equivalents are a one-time benefit and does not create any contractual or other right to receive a grant of restricted units, dividend equivalents or benefits in lieu of restricted units or dividend equivalents in the future. Future grants of Restricted Units and Dividend Equivalents, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of units and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.
All cash payments shall be made as determined by the Committee in either US dollars or the local currency applicable to your jurisdiction, after being converted from a US dollar equivalent based on the exchange rate selected by the Committee.

Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
COMPANY:
IDEX CORPORATION

By: Frank J. Notaro
Senior Vice President - General Counsel and Secretary